EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 22, 2016 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and ARRAY BIOPHARMA INC., a Delaware corporation with offices located at 3200 Walnut Street, Boulder, Colorado 80301 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1.                                      ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.                                      LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.  Payments of interest on outstanding Advances shall be made on a monthly basis, in arrears, pursuant to Section 2.3(d).

2.1.2                     Letters of Credit Sublimit.

(a)                                 As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed (i) the Revolving Line, minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services and the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the FX Reduction Amount.

(b)                                 If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to at least 105% (at least 110% for Letters of Credit denominated in a Currency other than Dollars), of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)                                  The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)                                 Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)                                  To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  Bank shall endeavor to provide Borrower prior notice of any such adjustment (however Bank’s failure to provide such notice shall in no way limit Bank’s ability make any such adjustment to the Letter of Credit Reserve).   The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3                     Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Contract”) on a specified date (the “Settlement Date”).  FX Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of each outstanding FX Contract.  The aggregate amount of FX Contracts at any one time may not exceed ten (10) times the Revolving Line, minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10.0%) of each outstanding FX Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4                     Cash Management Services Sublimit.  Borrower may use the Revolving Line in an aggregate amount not to exceed the Revolving Line minus (i) the sum of all outstanding principal amounts of any Advances, minus the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5                     Term Loan.

(a)                                 Availability.  Bank shall make one (1) term loan available to Borrower in an amount of Fifteen Million Dollars ($15,000,000.00) (the “Term Loan Amount”) on the Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b)                                 Repayment.  Commencing on the first day of the month following the month in which the Funding Date occurs and thereafter on the first day of each successive calendar month until the Term Loan is paid in full, Borrower shall make monthly payments of interest only with respect to the outstanding principal balance of the Term Loan, in arrears and at the interest rate set forth in Section 2.3(a)(ii).  Commencing on January 1, 2019 and on the first day of each month thereafter, Borrower shall repay the principal amount of the Term Loan in thirty-six (36) equal installments of principal, based on a thirty-six (36) month amortization schedule (each payment of principal and/or interest being a “Term Loan Payment”).  Borrower’s final Term Loan Payment, due on the Term Loan

Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.  Once repaid, the Term Loan may not be reborrowed.

(c)                                  Optional Prepayment of Term Loan.  Borrower may at any time and from time to time prepay all but not less than all of the outstanding principal balance of the Term Loan, upon irrevocable (except as provided below) notice delivered to the Bank no later than 10:00 A.M., Pacific time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment.  If any prepayment of the Term Loan is at Borrower’s election, Borrower shall pay to Bank (i) the Final Payment Fee, (ii) any other expenses or fees then-owing, and (iii) a prepayment fee in an amount equal to (A) if such prepayment occurs on or prior to the First Anniversary, two percent (2.00%) of the Term Loan Amount (i.e. Three Hundred Thousand Dollars ($300,000.00)); and (B) if such prepayment occurs at any time after the First Anniversary, one percent (1.00%) of the Term Loan Amount (i.e. One Hundred Fifty Thousand Dollars ($150,000.00)).  No prepayment fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank or any division of Bank.  In addition, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

(d)                                 Mandatory Prepayment of Term Loan.  If the Term Loan has become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank (i) the Final Payment Fee, (ii) any other expenses or fees then-owing, and (iii) a prepayment fee in an amount equal to (A) if such prepayment occurs on or prior to the First Anniversary, two percent (2.00%) of the Term Loan Amount (i.e. Three Hundred Thousand Dollars ($300,000.00)); and (B) if such prepayment occurs at any time after the First Anniversary, one percent (1.00%) of the Term Loan Amount (i.e. One Hundred Fifty Thousand Dollars ($150,000.00)).

2.2                               Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances, plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”).  Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3                               Payment of Interest on the Credit Extensions.

(a)                                 Interest Rate.

(i)                                     Advances.  Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(ii)                                  Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the greater of (a) zero percent (0.00%) or (b) the Prime Rate minus two percent (2.00%), which interest shall be payable monthly in accordance with Section 2.1.5(b).

(b)                                 Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 Payment; Interest Computation.  Interest is payable monthly on the first calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 noon Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4                               Fees.  Borrower shall pay to Bank the following fees:

(a)                                 Revolving Line Commitment Fee.  A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000.00), payable as follows: (i) Ten Thousand Dollars ($10,000.00) shall be due and payable on the Effective Date; (ii) Ten Thousand Dollars ($10,000.00) shall be due and payable on the earlier to occur of (x) the First Anniversary; and (y) the repayment in full of all outstanding Obligations owed to Bank and the termination of the Bank’s commitment to make any further Credit Extensions under the Revolving Line (in which case Forty Thousand Dollars ($40,000.00) shall be immediately due and payable); (iii) Ten Thousand Dollars ($10,000.00) shall be due and payable on the earlier to occur of (x) the Second Anniversary and (y) the repayment in full of all outstanding Obligations owed to Bank and the termination of the Bank’s commitment to make any further Credit Extensions under the Revolving Line (in which case Thirty Thousand Dollars ($30,000.00) shall be immediately due and payable); (iv) Ten Thousand Dollars ($10,000.00) shall be due and payable on the earlier to occur of (x) the Third Anniversary and (y) the repayment in full of all outstanding Obligations owed to Bank and the termination of the Bank’s commitment to make any further Credit Extensions under the Revolving Line (in which case Twenty Thousand Dollars ($20,000.00) shall be immediately due and payable); and (iv) ) Ten Thousand Dollars ($10,000.00) shall be due and payable on the earlier to occur of (x) the Fourth Anniversary and (y) the repayment in full of all outstanding Obligations owed to Bank and the termination of the Bank’s commitment to make any further Credit Extensions under the Revolving Line (in which case Ten Thousand Dollars ($10,000.00) shall be immediately due and payable);

(b)                                 Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(c)                                  Termination Fee.  Upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to (i) two percent (2.00%) of the Revolving Line (i.e. One Hundred Thousand Dollars ($100,000.00)) if such termination occurs on or prior to the First Anniversary, and (ii) one percent (1.00%) of the Revolving Line (i.e. Fifty Thousand Dollars ($50,000.00)) if such termination occurs at any time after the First Anniversary; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank;

(d)                                 Unused Revolving Line Facility Fee.  Payable quarterly in arrears on the first day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to two-tenths of one percent (0.20%) per annum of the average unused portion of the Revolving Line, as determined by Bank.   The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve);

(e)                                  Final Payment Fee.  The Final Payment Fee when due hereunder; and

(f)                                   Prepayment Fee.  The prepayment fee with respect to the Term Loan specified in Section 2.1.5(c) or Section 2.1.5(d) when due hereunder.

(g)                                  Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(h)                                 Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5                               Payments; Application of Payments; Debit of Accounts.

(a)                                 All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)                                 Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)                                  Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  Bank shall endeavor to provide Borrower notice of any such debit, but failure by Bank to provide such notice shall not limit Bank’s right to make such debits hereunder.  These debits shall not constitute a set-off.

3.                                      CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 duly executed original signatures to the Loan Documents;

(b)                                 [reserved];

(c)                                  the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of incorporation and each jurisdiction in which Borrower is qualified to conduct business, each dated as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)                                 duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e)                                  duly executed original signature to a payoff letter from Comerica Bank (the “Prior Lender”);

(f)                                   evidence that (i) the Liens securing Indebtedness owed by Borrower to Prior Lender will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(g)                                  certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)                                 the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(i)                                     evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(j)                                    payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof; provided, however, that the good faith deposit paid by Borrower to Bank prior to execution of this Agreement equal to Thirty Thousand Dollars ($30,000.00) shall be credited against the fees and Bank Expenses payable to Bank in connection with the initial Credit Extension or, if such fees and Bank Expenses are less than Thirty Thousand Dollars ($30,000.00), shall be credited against any future fees payable to Bank hereunder after the date of the initial Credit Extension.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)                                 except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  Bank determines to its satisfaction that there has not been any material impairment in the business, executive management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3                               Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4                               Procedures for Borrowing.

(a)                                 Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance.  Such notice shall be made by Borrower through Bank’s online banking program; provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4.                                      CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim,

Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3                               Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.   Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2                               Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates, except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein pursuant to the terms of Section 6.6(b) and except for deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and except for Inventory that may be held by clinical research organizations, clinical sites or other third parties in the ordinary course of business.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses granted to its customers, partners or collaborators in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower or jointly owned by Borrower under its collaboration or license agreements with its customers. No part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property that is material to Borrower’s business violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.3                               [Reserved].

5.4                               Litigation.  There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00).

5.5                               Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the respective dates of such financial statements.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law, except where the failure to comply or violation of which could not reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the knowledge of any Responsible Officer, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with applicable environmental laws.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain any of the foregoing would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.8                               Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Borrower has timely filed (or timely filed extensions for) all required tax returns and reports, and Borrower has timely paid (or timely filed extensions for) all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate exceed Fifty Thousand Dollars ($50,000.00).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is not aware of any claims or adjustments proposed in writing for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000.00).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions (i) for the repayment in full all obligations owing to Prior Lender; and (ii) as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11                        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12                        Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6.                                      AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2                               Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)                                 A/P and A/R Reports.  Within forty-five (45) days after the last day of each calendar quarter, aged listings of accounts receivable and accounts payable (by invoice date) (the “A/P and A/R Reports”); provided, that if at any time during any calendar quarter, Borrower’s unrestricted cash at Bank is less than two hundred percent (200%) of the outstanding Obligations of Borrower owed to Bank, such A/P and A/R Reports shall be provided weekly, on the last day of each week for the remainder of such calendar quarter;

(b)                                 Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each calendar quarter, a company prepared consolidated and consolidating balance sheet, statement of cash flows and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form acceptable to Bank (the “Quarterly Financial Statements”);

(c)                                  Compliance Certificate.  Within forty-five (45) days after the last day of each quarter and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such calendar quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(d)                                 Annual Operating Budget and Financial Projections.  Within forty-five (45) days after the end of each fiscal year of Borrower, and as amended and/or updated, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii)

annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(e)                                  Annual Audited Financial Statements.  As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(f)                                   Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g)                                  SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h)                                 Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) or more; and

(i)                                     Other Financial Information.  Other financial information reasonably requested by Bank.

6.3                               Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.

6.4                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                               Insurance.

(a)                                 Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)                                 Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing and Borrower has Fifty Million Dollars ($50,000,000.00) of Qualified Cash (net of any insurance proceeds), immediately prior to receiving such insurance proceeds and immediately after giving effect to any reimbursement of such insurance proceeds, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)                                  At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6                               Operating Accounts.

(a)                                 Maintain the Designated Deposit Account with Bank.

(b)                                 Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7                               Financial Covenants.  Maintain at all times, certified by Borrower as of the last day of each month:

(a)                                 Liquidity Ratio.  A ratio of (i) the sum of Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained in accounts at Bank and Bank’s Affiliates plus Eligible Accounts; divided by (ii) all outstanding Obligations of Borrower owed to Bank, of at least 2.00 to 1.00.

6.8                               Protection of Intellectual Property Rights.

(a)                                 (i) Protect, defend and maintain the validity and enforceability of Intellectual Property owned by Borrower and material to the business of Borrower; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of Intellectual Property material to the business of Borrower; and (iii) not allow any Intellectual Property material to Borrower’s business and owned by Borrower to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9                               Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10                        Access to Collateral; Books and Records.  Allow Bank, or its agents, at reasonable times, on five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  In addition to the Initial Audit, which shall be completed on or before the date that is ninety (90) days after the Effective Date, such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable and documented out-of-pocket expenses.

6.11                        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.6 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (in each case other than any Excluded Subsidiary), at Bank’s request Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and

(c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.  For clarity, the provisions of this paragraph shall not apply to any existing or future Excluded Subsidiary.

6.12                        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral.

6.13                        Online Banking.  Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), requesting Credit Extensions and uploading financial statements and other reports required to be delivered by this Agreement.

6.14                        Post-closing matters.  On or before the date that is sixty (60) days after the Effective Date (or such later date as Bank shall determine, in its sole discretion), duly executed original signatures to Control Agreements from each of (i) JPMorgan Chase Bank, N.A.; (ii) U.S. Bank, N.A.; (iii) Fidelity Investments, and (iv) Comerica Bank.

7.                                      NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its Binimetinib and Encorafenib product lines, or any segment or other part of Borrower’s or any Subsidiaries’ business reasonably related thereto (other than licenses to third parties geographically exclusive in Canada, Israel, Japan and/or South Korea, for which jurisdictions such Transfers are permitted), unless (i) such Transfers consist of sales and/or licenses to third parties outside the United States; and (ii) immediately prior to and after giving effect to such Transfer, Borrower has not less than Fifty Million Dollars ($50,000,000.00) (excluding the proceeds of any such Transfer), of Qualified Cash.  For clarity, except as otherwise expressly provided above in this Section 7.1, Transfers of all or any part of Borrower’s Binimetinib and Encorafenib product lines, or any segment or other part of Borrower’s or any Subsidiaries’ business reasonably related thereto, to another party (whether inside or outside the United States), are not permitted without Bank’s prior written consent.

7.2                               Changes in Control.  Permit or suffer any Change in Control; provided that, Bank’s consent is not required for Borrower to enter into a transaction which will result in a Change in Control so long as the Obligations are indefeasibly paid in full and Bank’s commitment to lend hereunder shall be terminated contemporaneously with such transaction.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), in each case other than in connection with Permitted Acquisitions; provided that Bank’s consent is not required for Borrower to enter into a transaction in which Borrower will merge or consolidate with any other Person, so long as the Obligations are indefeasibly paid in full and Bank’s commitment to lend hereunder shall be terminated contemporaneously with such transaction.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness; provided, that Borrower shall be permitted to incur additional unsecured Indebtedness, and to make regularly scheduled payments of principal and interest on Permitted Indebtedness including, without limitation, the Convertible Notes and the Redmile Notes, so long as (i) immediately prior to incurring any such unsecured Indebtedness and immediately after incurring such unsecured Indebtedness, no Event of Default has occurred and is continuing and Borrower has at least Fifty Million Dollars ($50,000,000.00) of Qualified Cash; and (ii) immediately prior to and after giving effect to any payments on such unsecured Indebtedness, no Event of Default has occurred and is continuing and Borrower has at least Fifty Million Dollars ($50,000,000.00) of Qualified Cash.

7.5                               Encumbrance.  (i) Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein; or (ii) at any time when Borrower has less than Fifty Million Dollars ($50,000,000.00) of Qualified Cash, enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property primarily used in Borrower’s Binimetinib and Encorafenib product lines, or any segment or other part of Borrower’s or any Subsidiaries’ Intellectual Property reasonably related thereto, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, unless immediately prior to and after giving effect to any such distribution, payment, retirement or redemption, (i) no Event of Default has occurred and is continuing and (ii) Borrower has at least Seventy Million Dollars ($70,000,000.00) of Qualified Cash; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

8.                                      EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a)                                 Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(b), 6.11 or violates any covenant in Section 7; or

(b)                                 Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs:

Attachment; Levy; Restraint on Business.

(a)                                 (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)                                 (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.4                               Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.5                               Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (b) any breach or default by Borrower, the result of which could have a material adverse effect on Borrower’s business;

8.6                               Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.7                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.8                               Subordinated Debt.  (a) Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; (b) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (c) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

8.9                               Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change.

8.10                        Dispositions.  Transfer or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 and/or 7.7 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) permitted pursuant to Sections 7.1 and/or Section 7.5 of this Agreement and (g) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

8.11                        Changes in Business or Management.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower.

8.12                        Transactions with Affiliates.  Borrower shall directly or indirectly enter into or permit to exist any material transaction between Borrower and any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or

8.13                        Compliance.  Borrower becomes an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of

Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

9.                                      BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  demand that Borrower (i) deposit cash with Bank in an amount equal to at least 105% (110% for Letters of Credit denominated in a Currency other than Dollars), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 terminate any FX Contracts;

(e)                                  verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)                                   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies.

(g)                                  apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)                                     place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                                    demand and receive possession of Borrower’s Books; and

(k)                                 exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits, in each case as necessary to fully repay all Obligations.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5                               Bank’s Liability for Collateral.  So long as Bank takes commercially reasonable actions regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.                               NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission provided that the notice is transmitted on a Business Day and, if not, then on the next succeeding Business Day; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Array BioPharma Inc.
3200Walnut Street
Boulder, Colorado 80301
Attn: Chief Financial Officer
Fax:
Email: Jason.Haddock@arraybiopharma.com
Website URL: www.arraybiopharma.com

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attn: Tom Hertzberg
Fax: (303) 469-9088
Email: thertzberg@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
	Attn:	Charles W. Stavros, Esquire
	Fax:	(617) 880-3456
	Email:	cstavros@riemerlaw.com

11.                               CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL

OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.                               GENERAL PROVISIONS

12.1                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3                        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6                        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties, so long as Bank provides Borrower with notice of such changes and Bank provides Borrower with ten (10) days to object to any such correction. In the event Borrower makes any such objection, the applicable correction shall not be made except by amendment signed by both Borrower and Bank.

12.7                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9                        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s

Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower.  The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10                 Right of Set Off.  Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand, Bank may set off Obligations owing to Bank or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. Bank shall endeavor give Borrower notice of any such setoff or application; provided, that failure by Bank to give such notice shall not prevent Bank from exercising its rights with respect to any such setoff or application. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.                               DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, and the singular includes the plural.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is (a) the purchase or other acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower or any of its Subsidiaries of all or substantially all of the stock or other equity interest of any other Person.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“A/P and A/R Reports” is defined in Section 6.2(a).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.

“Availability Amount” is (a) the Revolving Line minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit, plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower (other than any Excluded Subsidiary) free and clear of all Liens (except Permitted Liens).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Convertible Notes” means the $132,300,000 aggregate principal amount of 3.00% Convertible Senior Notes issued by Borrower, with a maturity date as of June 1, 2020.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, Term Loan, Letter of Credit, FX Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is account number 3302069964, maintained by Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)                                 Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)                                 Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)                                  Accounts with credit balances over ninety (90) days from invoice date;

(d)                                 Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e)                                  Accounts owing from an Account Debtor which does not have its principal place of business in the United States, other than Accounts the Account Debtor for which is Novartis and/or Pierre Fabre;

(f)                                   Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts), other than Accounts the Account Debtor for which is Novartis and/or Pierre Fabre billed outside the United States but payable to Borrower in the United States;

(g)                                  Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)                                 Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)                                     Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)                                    Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)                                 Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)                                     Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)                             Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)                                 Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)                                 Accounts for which the Account Debtor has not been invoiced;

(p)                                 Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q)                                 Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days;

(r)                                    Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s)                                   Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)                                    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)                                 Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)                                 Accounts owing from an Account Debtor, whose total obligations to Borrower exceed forty percent (40%) of all Accounts (except for Accounts the Account Debtor for which is Novartis, for which this clause (v) shall not apply), for the amounts that exceed that percentage, unless Bank approves in writing; and

(w)                               Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” and “Excluded Subsidiaries” means each of and/or all of (i) Array BioPharma UK Ltd., a company organized and existing under the laws of England and Wales and a wholly owned Subsidiary of Borrower (“Array UK”); (ii) any successor in interest to Array UK and/or any Subsidiary formed as a result of and/or for the purpose of complying with Article 19 of Directive 2001/20/EC of the European Parliament; (iii) any “797 Subsidiary”, as such term is defined in the Redmile Loan Documents; and (iv) any other direct or indirect Subsidiary of Borrower, but only to the extent (x) Bank consents, in its reasonable discretion, to the creation/acquisition of such Subsidiary; and (y) Bank determines, in its sole discretion, that Such Subsidiary shall be exempt from the requirements of Section 6.11.

“Final Payment Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, or (b) the acceleration of the Term Loan, or (c) the prepayment of the Term Loan in full pursuant to Section 2.1.5(c) or 2.1.5(d) (other than in connection with a refinancing with another loan provided by Bank or a division of Bank) equal to the original aggregate principal amount of the Term Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is eight percent (8.00%).

“First Anniversary” is the date that is three hundred sixty four (364) days after the Effective Date.

“Foreign Currency” means lawful money of a country other than the United States.

“Fourth Anniversary” is the date that is three hundred sixty four (364) days after the Third Anniversary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to such Person;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Ron Squarer as of the Effective Date, and (b) Chief Financial Officer, who is Jason Haddock as of the Effective Date.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, any subordination agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement by Borrower and/or any guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with the financial covenants in Section 6 during the next succeeding financial reporting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” is any Acquisition by the Borrower, disclosed to Bank; provided that each of the following shall be applicable to any such Acquisition:

(a)                                 no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)                                 the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date hereof or reasonably related thereto;

(c)                                  If the Acquisition includes a merger of Borrower, Borrower shall remain a surviving entity after giving effect to such Acquisition;

(d)                                 Borrower shall provide Bank with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition; and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion);

(e)                                  (i) immediately prior to and after giving effect to any such Acquisition, Borrower shall have not less than Seventy Million Dollars ($70,000,000.00) of Qualified Cash; and (ii) any earn-out payment obligations plus the total Indebtedness assumed for all such Acquisitions must qualify as Permitted Indebtedness; and

(f)                                   the entity or assets acquired in such Acquisition shall not be the result of an Unfriendly Acquisition and shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank and (y) Permitted Liens.

“Permitted Indebtedness” is:

(g)                                  Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(h)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(i)                                     unsecured Indebtedness issued pursuant to the Convertible Notes and the Redmile Loan Documents;

(j)                                    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(k)                                 additional unsecured Indebtedness incurred after the Effective Date, so long as immediately prior to incurring any such additional unsecured Indebtedness and immediately after incurring such unsecured Indebtedness, no Event of Default has occurred and is continuing and Borrower has at least Fifty Million Dollars ($50,000,000.00) of Qualified Cash;

(l)                                     Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(m)                             Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(n)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                 (i) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate; and (ii) without duplication, Investments in Excluded Subsidiaries;

(b)                                 Investments consisting of Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(g)                                  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens or capital leases securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding (i) on Equipment acquired or held by Borrower incurred for leasing financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)                                   Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)                                  leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)                                 non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)                                    Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prior Lender” is defined in Section 3.1(e).

“Qualified Cash” is the sum of (i) Borrower’s unrestricted cash at Bank; plus (ii) Borrower’s unrestricted cash at financial institutions other than Bank subject to Control Agreements in favor Bank and that is subject only to the first priority Lien of Bank and is not subject to any other Lien.

“Quarterly Financial Statements” is defined in Section 6.2(b).

“Redmile Loan Documents” means, collectively, (i) that certain Note Purchase Agreement, dated as of September 2, 2016, by and between Borrower and the “Investors” named therein (the “Note Purchase Agreement”); (ii) each Subordinated Convertible Note made by Borrower in favor of each Investor under the Note Purchase Agreement; and (iii) each other document and /or agreement executed and delivered in connection with such Note Purchase Agreement, in each case as in effect as of the Effective Date.

“Redmile Notes” means the notes issued by Borrower pursuant to the Redmile Loan Documents.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, General Counsel and Controller of Borrower.

“Revolving Line” is an aggregate principal amount not to exceed Five Million Dollars ($5,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is December 1, 2021.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Anniversary” is the date that is three hundred sixty four (364) days after the First Anniversary.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Term Loan Amount” is defined in Section 2.1.5(a).

“Term Loan Maturity Date” is December 1, 2021.

“Term Loan Payment” is defined in Section 2.1.5(b).

“Third Anniversary” is the date that is three hundred sixty four (364) days after the Second Anniversary.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unfriendly Acquisition” is any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ARRAY BIOPHARMA INC.

By:	/s/ Jason Haddock
Name:	Jason Haddock
Title:	Chief Financial Officer
BANK:

SILICON VALLEY BANK

By:	/s/ Tom Hertzberg
Name:	Tom Hertzberg
Title:	Director

Signature Page to Loan and Security Agreement

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property.  If a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ARRAY BIOPHARMA INC.

The undersigned authorized officer of Array BioPharma Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ended                 with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Quarterly financial statements with Compliance Certificate	Quarterly, within 45 days	Yes No
A/P and A/R Reports	Quarterly, within 45 days (Weekly, as necessary when unrestricted cash at Bank is less than 200% of outstanding Obligations)	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Financial Covenants	Required	Actual	Complies
Maintain at all times, certified monthly:
Minimum Liquidity Ratio	2.00:1.00	:1.00	Yes No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the Operating Documents of Borrower? If yes, provide copies of any such amendments or changes with this	Yes	No

Compliance Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

Array BioPharma Inc.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.             Liquidity Ratio (Section 6.7(a))

Required:             Maintain at all times, certified by Borrower as of the last day of each month, a ratio of (i) the sum of Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained in accounts at Bank and Bank’s Affiliates plus Eligible Accounts; divided by (ii) all outstanding Obligations of Borrower owed to Bank, of at least 2.00 to 1.00.

Actual:

A.	Aggregate value of Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained in accounts at Bank and Bank’s Affiliates	$

B.	Aggregate value of Borrower’s Eligible Accounts	$

C.	Quick Assets (the sum of line A plus line B)	$

D.	Aggregate value of all outstanding Obligations of Borrower owed to Bank	$

E.	Liquidity Ratio (line C divided by line D)	:1.00

Is line E equal to or greater than 2.00:1:00?

☐ No, not in compliance	☐ Yes, in compliance

EXHIBIT C – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:	Date:

LOAN PAYMENT:	Array BioPharma, Inc.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $
Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:
Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #: